Exhibit 4.1

Execution Version

DXC TECHNOLOGY COMPANY

(F.K.A. EVERETT SPINCO, INC.),

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

and

ELAVON FINANCIAL SERVICES DAC, UK BRANCH,

as Paying Agent

SEVENTH SUPPLEMENTAL INDENTURE

Dated as of September 26, 2018

Seventh Supplemental Indenture dated as of September 26, 2018, by and among DXC TECHNOLOGY COMPANY, a Nevada corporation (f.k.a. Everett SpinCo, Inc.) (the “Company”), U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”), and ELAVON FINANCIAL SERVICES DAC, UK BRANCH, as paying agent (the “Paying Agent”).

Reconciliation and tie between Trust Indenture Act of 1939 (the “Trust Indenture Act”) and the Indenture.

§ 310(a)	5.10
(b)	5.09
§ 311(a)	5.14
(b)	5.14
§ 312(a)	2.08
(b)	10.04
(c)	10.04
§ 313(a)	5.04
(b)	5.04
(c)	5.04
(d)	5.04
§ 314(a)	3.02
(b)	Not Applicable
(c)	10.05
(d)	Not Applicable
(e)	10.05
(f)	Not Applicable
§ 315(a)	5.01
(b)	4.12
(c)	5.01
(d)	5.05
(e)	10.04
§ 316(a)	7.02, 7.07
(b)	7.02
(c)	6.02
§ 317(a)	4.03
(b)	5.03
§ 318(a)	7.07

Note: This reconciliation and tie shall not, for any purpose, be deemed to be part of the Indenture.

RECITALS

WHEREAS, the Company and the Trustee executed and delivered an Indenture, dated as of March 27, 2017 (the “Base Indenture”), to provide for the issuance by the Company from time to time of debentures, notes or other debt instruments evidencing its indebtedness. The Base Indenture, as supplemented and amended by this Seventh Supplemental Indenture, including the provisions of the Trust Indenture Act that are automatically deemed to be a part of this Indenture by operation of the Trust Indenture Act, and as it may be further amended or supplemented from time to time with respect to the Notes, is herein referred to as the “Indenture.”

WHEREAS, the Company has authorized the issuance of 1.750% Senior Notes due 2026 (the “Notes”).

WHEREAS, the Company desires to enter into this Seventh Supplemental Indenture to establish the form and terms of the Notes in accordance with Section 2.03 of the Base Indenture.

WHEREAS, all things necessary to make this Seventh Supplemental Indenture a valid and legally binding agreement according to its terms have been done.

WHEREAS, the Indenture is subject to, and will be governed by, the provisions of the Trust Indenture Act that are required to be a part of and govern indentures qualified under the Trust Indenture Act.

NOW, THEREFORE, for and in consideration of the foregoing premises, the Company, the Trustee and the Paying Agent mutually covenant and agree for the equal and proportionate benefit of the respective Holders from time to time of the Notes as follows:

ARTICLE 1

TERMS OF THE NOTES

Section 1.01.    Terms of the Notes. The following terms relate to the Notes:

(a)    The Notes shall constitute a separate series of Securities under the Base Indenture having the title “1.750% Senior Notes due 2026.”

(b)    The aggregate principal amount of the Notes (the “Initial Notes”) that may be initially authenticated and delivered under the Indenture shall be €650,000,000.

(c)    The Company may from time to time, without the consent of the Holders of the Notes, issue additional Notes (in any such case “Additional Notes”) having the same ranking and the same interest rate, maturity and other terms (except for the issue date and, in some cases, the public offering price and the first interest payment date) as the Initial Notes. The aggregate principal amount of the Additional Notes shall be unlimited.

(d)    Any Additional Notes and the Initial Notes shall constitute a single series under the Indenture and all references to the Notes shall include the Initial Notes and any Additional Notes unless the context otherwise requires. In the above case, if any such Additional Notes are not fungible with the previously issued Notes for U.S. federal income tax purposes, such Additional Notes will be issued with a different ISIN number as the previously issued Notes, as applicable.

(e)    The entire outstanding principal of the Notes shall be payable on January 15, 2026. The rate at which the Notes shall bear interest shall be 1.750% per year. The date from which interest shall accrue on the Notes shall be September 26, 2018, or the most recent Interest Payment Date to which interest has been paid or provided for. The Interest Payment Dates for the Notes shall be January 15 of each year, beginning January 15, 2019.

(f)    Interest shall be payable on each Interest Payment Date to the Holders of record of the Notes at the close of business on the January 1 immediately preceding each Interest Payment Date (each, a “regular record date”). The basis upon which interest shall be calculated shall be that of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Notes (or September 26, 2018, if no interest has been paid on the Notes), to, but excluding. the next scheduled Interest Payment Date. This payment convention is referred to as “ACTUAL/ACTUAL (ICMA),” as defined in the rulebook of the International Capital Market Association.

(g)    The Depositary for the Global Notes shall be the common depositary on behalf of Euroclear and Clearstream.

(h)    (i) The Company initially appoints Elavon Financial Services DAC, UK Branch as paying agent with respect to the Notes pursuant to Section 3.04 of the Base Indenture until such time as the Paying Agent has resigned or a successor has been appointed. The Paying Agent hereby accepts such initial appointment, and the Company confirms that such initial appointment is acceptable to it. The Paying Agent shall have all of the rights, privileges, protections and immunities granted to the Trustee in the Indenture. Payment of the principal amount of the Notes, and any premium, interest or Additional Amounts on the Notes, will be payable at the office of the Paying Agent at Fifth Floor, 125 Old Broad Street, London, EC2N 1AR, United Kingdom, until such time as the Company designates an alternate place of payment.

(ii)    The Paying Agent hereby agrees with the Trustee, subject to the provisions of Section 3.04 of the Base Indenture:

(A)    that it will hold all sums received by it as such Paying Agent for the payment of the principal of or interest on, or Additional Amounts related to, the Notes (whether such sums have been paid to it by the Company or any other obligor on the Notes) in trust for the benefit of the Holders of the Notes or of the Trustee;

(B)    that it will give the Trustee notice of any failure by the Company (or by any other obligor on the Notes) to make any payment of the principal of or interest on, or Additional Amounts related to, the Notes when the same shall be due and payable;

(C)    that it will pay any such sums so held in trust by it to the Trustee upon the Trustee’s written request at any time during the continuance of the failure referred to in Section 1.01(h)(ii)(B) above; and

(D)    that it will perform all other duties of the Paying Agent as set forth in the Indenture.

(i)     The Notes that are issued in a registered offering pursuant to the Securities Act shall be substantially in the form attached hereto as Exhibit A, the terms of which are herein incorporated by reference. Such Global Notes shall be referred to collectively herein as the “Global Notes,” and shall be deposited with the Depositary or its nominee, for credit to an account of an Agent Member, and shall be duly executed by the Company and authenticated by the Trustee as hereinafter provided. The aggregate principal amount of a Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as hereinafter provided.

(j)    Each Global Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the applicable legends set forth in Exhibit A (the “Note Legends”) on the face thereof until the Note Legends are removed or not required.

(k)    The Notes shall be denominated in Euro and shall be issuable in minimum denominations of €100,000 or any integral multiple of €1,000 in excess thereof. If Euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond its control or the Euro is no longer used by the then member states of the European Monetary Union that have adopted the Euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes will be made in Dollars until Euro is again available to the Company or so used. In such circumstances, the amount payable on any date in Euro will be converted into Dollars at the rate mandated by the Board of Governors of the Federal Reserve System as of the close of business on the second Business Day prior to the relevant payment date or, if the Board of Governors of the Federal Reserve System has not announced a rate of conversion, on the basis of the most recent Dollar/Euro exchange rate published in The Wall Street Journal on or prior to the second Business Day prior to the relevant payment date or, in the event The Wall Street Journal has not published such exchange rate, the rate will be determined in the Company’s sole discretion on the basis of the most recently available market exchange rate for the Euro. For the avoidance of doubt, any such payment in respect of the Notes so made in Dollars will not constitute an Event of Default. Neither the Trustee nor the Paying Agent shall have any responsibility for any calculation or conversion in connection with the foregoing.

(l)    The Notes may be redeemed by the Company prior to the maturity date, as provided in Section 1.05.

(m)    The Notes will not have the benefit of any sinking fund.

(n)    Except as provided herein, the Holders of the Notes shall have no special rights in addition to those provided in the Base Indenture upon the occurrence of any particular events.

(o)    The Notes will be direct, unconditional, senior unsecured and unsubordinated obligations of the Company, and will rank equal in right of payment to all of the Company’s other existing and future senior unsecured indebtedness and among themselves, and senior in right of payment to any subordinated indebtedness the Company may incur.

(p)    The Notes are not convertible into shares of common stock or other securities of the Company.

(q)    The restrictive covenants set forth in Section 1.06 shall be applicable to the Notes.

Section 1.02.    Additional Defined Terms. As used herein, the following defined terms shall have the following meanings with respect to the Notes only:

“Additional Amounts” has the meaning set forth in Section 1.11.

“Additional Notes” has the meaning set forth in Section 1.01(c).

“Agent Members” has the meaning set forth in Section 1.08(b).

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange at the relevant time.

“Attributable Debt” means, with respect to any sale and lease-back transaction, the present value of the minimum rental payments called for during the term of the lease (including any period for which such lease has been extended), determined in accordance with GAAP, discounted at a rate that, at the inception of the lease, the lessee would have incurred to borrow over a similar term the funds necessary to purchase the leased assets.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday (i) that is not a day on which banking institutions in the City of New York, London or another place of payment on the Notes are authorized or obligated by law, regulation or executive order to close and (ii) that is also a London banking day and is a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, operates.

“Capital Lease Obligations” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP.

“Change of Control” means the occurrence of any of the following:

(1)    the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in a single transaction or a series of related transactions, of all or substantially all of the Company’s assets and the assets of its Subsidiaries, taken as a whole, to one or more “persons” (as that term is defined in Section 13(d)(3) of the Exchange Act) (other than to the Company or one of its Subsidiaries);

(2)    the consummation of any transaction (including, without limitation, any merger or consolidation) as a result of which any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares;

(3)    the Company consolidates with, or merges with or into any Person, or any Person consolidates with, or merges with or into the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of Voting Stock of the Company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction; or

(4)    the adoption of a plan relating to the liquidation or dissolution of the Company.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (i) (A) the Company becomes a direct or indirect wholly owned subsidiary of a holding company and (B) the direct or indirect holders of the Company’s Voting Stock immediately prior to that transaction are the holders of more than 50% of the Voting Stock of such holding company, or (ii) the Company consolidates with, or merges with or into, any person that results in the surviving person remaining a public company.

“Change of Control Offer” has the meaning set forth in Section 1.06(d).

“Change of Control Payment” has the meaning set forth in Section 1.06(d).

“Change of Control Payment Date” has the meaning set forth in Section 1.06(d).

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Clearstream” means Clearstream Banking, société anonyme, or its successors.

“Code” has the meaning set forth in Section 1.11(a)(iv).

“Company” means the Person named as the “Company” in the first paragraph of this Indenture until a successor Person shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Company” shall mean such successor Person.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, a German federal government bond whose maturity is closest to the maturity of the Notes to be redeemed, or if the Company or the Independent Investment Banker considers that such similar bond is not in issue, such other German federal government bond as the Company or the Independent Investment Banker, with the advice of three brokers of, and/or market makers in, German federal government bonds selected by the Company or the Independent Investment Banker, determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond Rate” means, with respect to the Redemption Date, the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the Notes to be redeemed, if they were to be purchased at such price on the third Business Day prior to any Redemption Date, would be equal to the gross redemption yield on such Business Day of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by the Company or the Independent Investment Banker.

“Consolidated Net Tangible Assets” means, as of any particular time, the aggregate amount of the Company’s assets and the assets of the Company’s Subsidiaries (in each case, less applicable reserves and other properly deductible items) after deducting from such amount:

(1)    all current liabilities other than (A) notes and loans payable, (B) current maturities of long-term debt and (C) current maturities of Capital Lease Obligations, and

(2)    intangible assets, to the extent included in such aggregate assets, all as set forth on the Company’s then most recent consolidated balance sheet and computed in accordance with GAAP.

“Definitive Security” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.01 of the Base Indenture.

“Depositary” means Elavon Financial Services DAC, or its successors.

“Euro” or “€” means the single currency of the participating member states of the European Monetary Union of the Treaty Establishing the European Community, as amended from time to time.

“Euroclear” means Euroclear Bank SA/NV, or its successors.

“Event of Default” has the meaning set forth in Section 1.07(a).

“Fitch” means Fitch Ratings, Inc., and its successors.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Public Company Accounting Oversight Board (United States) and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect as of the date of this Indenture.

“Global Note” means, individually and collectively, each of the Notes in global form issued to the Depositary or its nominee.

“Indebtedness” means, with respect to any Person, and without duplication, any indebtedness, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or obligations under capital leases, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness would appear as a liability upon an unconsolidated balance sheet of such Person in accordance with GAAP (but does not include contingent liabilities which appear only in a footnote to a balance sheet); provided that Indebtedness shall exclude (A) Indebtedness that is required to be converted at, or prior to, maturity into equity securities of the Company, and (B) advances and overdrafts in respect of cash pooling and multi-currency notional pooling programs.

“Independent Investment Banker” means an independent investment institution of national standing, which may be one of the Reference Bond Dealers or their respective affiliates, selected by the Company.

“Interest Payment Date” means the stated due date of an installment of interest on the Notes.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s; BBB- (or the equivalent) by S&P; and BBB- (or the equivalent) by Fitch, and the equivalent investment grade credit rating from any additional rating agency or Rating Agencies selected by the Company.

“Lien” means any lien, security interest, charge, mortgage, pledge or other encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Note Legends” has the meaning set forth in Section 1.01(j).

“Notes” means the Initial Notes, any Additional Notes and any other notes issued in respect thereof.

“Par Call Date” means October 15, 2025.

“Rating Agencies” means (1) each of Moody’s, S&P and Fitch; and (2) if any of Moody’s, S&P or Fitch ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the control of the Company, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act selected by the Company as a replacement agency for Moody’s, S&P or Fitch, as the case may be.

“Rating Event” means the rating on the Notes is lowered by at least two of the three Rating Agencies and the Notes are rated below an Investment Grade Rating by at least two of the three Rating Agencies on any day during the period (which period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) commencing on the earlier of the date of the first public occurrence of a Change of Control or the date of public notice of an agreement that, if consummated, would result in a Change of Control and ending 60 days following consummation of such Change of Control.

“Redemption Date” means, when used with respect to any Note to be redeemed, the date fixed for such redemption by or pursuant to this Indenture.

“Redemption Price” means, when used with respect to any Note to be redeemed, the price at which it is to be redeemed pursuant to this Indenture.

“Reference Bond Dealer” means any other broker of, and/or market maker in, German government bonds (a “Primary Bond Dealer”) selected by the Company.

“Restricted Subsidiary” means any Subsidiary (a) substantially all the property of which is located, or substantially all the business of which is carried on, within the United States, or (b) which holds more than 5.0% of the Company’s Consolidated Net Tangible Assets; except for any Subsidiary primarily engaged in financing receivables or in the finance business.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., and its successors.

“Subsidiary” of any specified Person means any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Tax” has the meaning set forth in Section 1.11.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended, and the rules and regulations thereunder as in effect on the date of this Indenture, except to the extent that the Trust Indenture Act or any amendment thereto expressly provides for application of the Trust Indenture Act as in effect on another date.

“United States” means the United States of America (including the states and the District of Columbia and any political subdivision thereof).

“United States person” has the meaning set forth in Section 1.11.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

Section 1.03.    Trust Indenture Act Provisions. Whenever this Indenture refers to a provision of the Trust Indenture Act, that provision is incorporated by reference in and made a part of this Indenture. This Indenture shall also include those provisions of the Trust Indenture Act required to be included herein by the provisions of the Trust Indenture Reform Act of 1990. The following Trust Indenture Act terms used in this Indenture have the following meanings:

“indenture securities” means the Notes;

“indenture security holder” means a Holder of a Note;

“indenture to be qualified” means the Indenture;

“indenture Trustee” or “institutional Trustee” means the Trustee; and

“obligor” on the indenture securities means the Company or any other obligor on the Notes.

All other terms used in this Indenture that are defined in the Trust Indenture Act, defined by Trust Indenture Act reference to another statute or defined by any Securities and Exchange Commission rule and not otherwise defined herein have the meanings assigned to them therein.

Section 1.04.    Payment, Transfer and Exchange.

(a)    Registration of Transfer and Exchange. To permit registrations of transfers and exchanges, the Company shall execute a new Note or Notes of the same series as the Note presented for a like aggregate principal amount and in authorized denominations and the Trustee shall authenticate and deliver such Note or Notes upon receipt of an Issuer Order for the authentication and delivery of such Notes.

All Notes issued upon any registration of transfer or exchange of Notes shall be the valid obligations of the Company, evidencing the same indebtedness, and entitled to the same benefits under this Indenture, as the Notes surrendered upon such registration of transfer or exchange. Prior to such due presentment for the registration of a transfer of any Note, the Trustee, the Company, any paying agent and the Registrar may deem and treat the person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, the Company, the paying agent or the Registrar shall be affected by notice to the contrary.

All certifications, certificates and opinions of counsel which may be required to be submitted to the Trustee to effect a registration of transfer or exchange may be submitted by e-mail or facsimile, to be followed by originals.

(b)    Payment. The principal and interest, and any Additional Amounts due, on Notes represented by Global Securities will be payable to the Depositary or its nominee, as the case may be, as the sole registered owner and the sole Holder of the Global Securities represented thereby.

(c)    Transfer and Exchange of Beneficial Interests in the Global Securities. The transfer and exchange of beneficial interests in the Global Securities shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in any Global Note may be transferred to persons who take delivery thereof in the form of a beneficial interest in a Global Note.

Section 1.05.    (a) Optional Redemption. The provisions of Article 11 of the Base Indenture, as amended by the provisions of this Seventh Supplemental Indenture, shall apply to the Notes. The Notes are redeemable, as a whole or in part, at the Company’s option, at any time or from time to time prior to the Par Call Date, at a Redemption Price equal to the greater of:

(i)    100% of the principal amount of such Notes to be redeemed; and

(ii)    as determined by the Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal and interest thereon that would have been payable in respect of such Notes calculated as if the maturity date of such Notes was the Par Call Date (not including any portion of such interest payments accrued as of the Redemption Date), discounted to the Redemption Date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the Comparable Government Bond Rate plus 30 basis points, plus, in the case of either (i) or (ii), accrued and unpaid interest thereon to, but excluding, the Redemption Date.

On or after the Par Call Date, the Notes will be redeemable at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest thereon to but excluding the Redemption Date.

(b)    Redemption for Tax Reasons. If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any taxing authority in the United States), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after September 19, 2018, the Company becomes or, based upon a written opinion of independent counsel selected by the Company, will become obligated to pay Additional

Amounts as described herein under Section 1.11 with respect to the Notes, then the Company may at any time at its option redeem, in whole but not in part, the Notes on not less than 10 nor more than 60 days prior notice, at a Redemption Price equal to 100% of their principal amount, together with accrued and unpaid interest on the Notes to, but not including, the Redemption Date.

(c)    Unless the Company defaults in payment of the Redemption Price, on and after any Redemption Date for the Notes, interest shall cease to accrue on the Notes or portions thereof called for redemption.

(d)    Notice of any redemption with respect to the Notes shall be given in the manner provided for in Section 11.02 of the Base Indenture on at least 10 days’ but not more than 90 days’ prior notice to the Redemption Date, to each Holder of Notes to be redeemed, except that redemption notices may be delivered more than 90 days prior to a Redemption Date if such notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture.

(e)    At any time, the Company may repurchase Notes in the open market and may hold such Notes or surrender such Notes to the Trustee for cancellation pursuant to Section 2.10 of the Base Indenture.

(f)    For the avoidance of doubt, the Trustee shall not be required to calculate the Redemption Price or the Comparable Government Bond Rate.

Section 1.06.    Additional Covenants. The following additional covenants shall apply with respect to the Notes so long as any of the Notes remain outstanding:

(a)    Limitation on Liens. Other than as provided in Section 1.06(c) below, neither the Company nor any of its Restricted Subsidiaries may create, incur, assume or suffer to exist any Lien upon any of the Company’s property, to secure any Indebtedness of the Issuer or a Restricted Subsidiary, except for:

(i)    Liens existing on the date hereof and any extension, renewal or replacement (or successive extensions, renewals or replacements) of any such Lien; provided that no such extension, renewal or replacement will extend to or cover any property other than the property covered by such existing Lien;

(ii)    Liens on property existing at the time the Company or any of its Restricted Subsidiaries acquires such property, provided that such Liens:

(A)    are not incurred in connection with, or in contemplation of the acquisition of the property acquired; and

(B)    do not extend to or cover any of the Company’s property or any of its Restricted Subsidiaries’ property other than the property so acquired;

(iii)    Liens on any property of a corporation or other entity existing at the time such corporation or entity becomes the Company’s Restricted Subsidiary or is merged into or consolidated with the Company or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of such corporation or entity as an entirety or substantially as an entirety to the Company or a Restricted Subsidiary, provided that such Liens:

(A)    are not incurred in connection with or in contemplation of such corporation or entity becoming a Restricted Subsidiary or merging or consolidating with the Company or a Restricted Subsidiary or are not incurred in connection with or in contemplation of the sale, lease or other disposition of the properties of such corporation or other entity; and

(B)    do not extend to or cover any of the Company’s property or any of its Restricted Subsidiaries’ property other than the property of such corporation or other entity;

(iv)    purchase money Liens upon or in any real or personal property (including fixtures and other equipment) that the Company or any of its Restricted Subsidiaries hold or have acquired to secure the purchase price of such property or to secure Indebtedness incurred solely to finance or refinance the acquisition or improvement of such property and incurred within 270 days after completion of such acquisition or improvement;

(v)    Liens to secure Indebtedness owing to the Company or to a Restricted Subsidiary;

(vi)    Liens for taxes, assessments or other governmental charges not yet due or payable or not overdue for a period of more than 60 days or that are being contested by the Company or a Restricted Subsidiary, and for which the Company maintains adequate reserves in accordance with GAAP, and attachment, judgment and other similar Liens arising in connection with legal proceedings; provided that any such judgment does not constitute an Event of Default;

(vii)    Liens in favor of the United States to secure amounts paid to the Company or any of its Restricted Subsidiaries as advance or progress payments under government contracts entered into by it so long as such Liens cover only (x) special bank accounts into which only such advance or progress payments are deposited and (y) supplies covered by such government contracts and material and other property acquired for or allocated to the performance of such government contracts;

(viii)    Liens incurred in connection with an asset acquisition or a project financed with a non-recourse obligation;

(ix)    Liens in favor of suppliers, producers, operators, workmen, materialmen, mechanics, workmen or repairmen, landlord’s Liens for rent or other similar Liens arising, in each case, in the ordinary course of business in respect of obligations which are not overdue or which are being contested by the Company or any Restricted Subsidiary in good faith and by appropriate proceedings;

(x)    Liens consisting of zoning restrictions, licenses, easements, covenants, rights-of-way, utility easements, building restrictions and similar encumbrances and restrictions on the use of real property and minor irregularities that do not materially impair the use of the real property;

(xi)    Liens arising under leases or subleases of real or personal property that do not, individually or in the aggregate, materially detract from the value of such real or personal property or materially interfere with the ordinary conduct of the business conducted at such real property or with respect to such personal property;

(xii)    Liens arising under licenses or sublicenses of intellectual property granted in the ordinary course of business;

(xiii)    Liens arising by reason of deposits with, or giving any form of security to, any governmental agency or any body created or approved by law or government regulation;

(xiv)    Liens created by or resulting from any litigation or other proceeding that is being contested in good faith by appropriate proceedings, including Liens arising out of judgments or awards against the Company or any Restricted Subsidiary with respect to which the Company or any of its Restricted Subsidiaries is in good faith prosecuting an appeal or proceedings for review for which the time to make an appeal has not yet expired, and Liens relating to final unappealable judgments that are satisfied within 60 days of the date of judgment or Liens incurred by the Company or any Restricted Subsidiary for the purposes of obtaining a stay or discharge in the course of any litigation proceeding to which the Company or any of its Restricted Subsidiaries is a party;

(xv)    Liens on deposits securing obligations under cash pooling and multi- currency notional pooling programs;

(xvi)    Liens relating to hedging and similar arrangements entered into in the ordinary course of business, including without limitation interest rate or foreign currency hedging arrangements;

(xvii)    Liens incurred or deposits made by the Company or its Restricted Subsidiaries in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security benefits, taxes, assessments, statutory obligations or other similar charges, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and return-of-money bonds or other similar obligations (exclusive of obligations for the payment of borrowed money);

(xviii)    Liens on account receivables or related assets resulting from the sale of such account receivables or such related assets, or Liens arising in connection with or related to any securitization financings, factoring arrangements or assignments thereof that may be entered into by the Company or any Restricted Subsidiary;

(xix)    Liens, pledges or deposits made in the ordinary course of banking arrangements in connection with any netting or set-off arrangements for the purpose of netting debit and credit balances;

(xx)    Liens on property incurred in sale and lease-back transactions permitted under Section 1.06(b); and

(xxi)    Liens constituting any extension, renewal or replacement of any Liens in provisions (i) to (xx) above to the extent the principal amount of the Indebtedness secured by such Lien is not increased (except to the extent of any premiums, fees or other costs associated with any such extension, renewal or replacement) and the property encumbered by any such Lien is the same as or substantially similar in nature to the property encumbered by the Lien being extended, renewed or replaced.

Notwithstanding the foregoing, the Company or any of its Restricted Subsidiaries may create, incur, assume or suffer to exist Indebtedness secured by Liens not otherwise permitted by this Section 1.06(a) if the Company first makes effective provisions whereby the Notes (together with any other Indebtedness of the Company then existing or thereafter created ranking equally with such Notes and similarly entitled to be equally and ratably secured) shall be secured equally and ratably with such Indebtedness for so long as such Indebtedness shall so be secured.

(b)    Limitation on Sale and Lease-back Transactions. Other than as provided in Section 1.06(c) below, neither the Company nor any of its Restricted Subsidiaries may enter into any sale and lease-back transaction with a term longer than three years, unless:

(i)    such transaction was entered into prior to the date hereof;

(ii)    such transaction was for the sale and leasing back to the Company of any property by one of its Restricted Subsidiaries;

(iii)    the Company would be entitled to incur Indebtedness secured by a mortgage on the property to be leased in an amount equal to the Attributable Debt with respect to such sale and lease-back transaction without equally and ratably securing the notes pursuant to Section 1.06(a) above; or

(iv)    the Company applies an amount equal to the fair value of the property sold to the purchase of property or to the retirement of its long-term Indebtedness (including the Notes) within 365 days of the effective date of any such sale and lease-back transaction.

(c)    Permitted Liens and Permitted Sale and Lease-back Transactions. Notwithstanding the restrictions set forth under Section 1.06(a) and Section 1.06(b), the Company or any of its Restricted Subsidiaries may create, incur, assume or suffer to exist any Lien or enter into any sale and lease-back transaction not otherwise permitted pursuant to Section 1.06(a) or Section 1.06(b); provided that, at the time of such event, and after giving effect to that event, the aggregate amount of all Indebtedness secured by Liens permitted by this Section 1.06(c) (excluding the Liens permitted pursuant to Section 1.06(a)) and the aggregate amount of all Attributable Debt in respect of sale and lease-back transactions permitted by this Section 1.06(c) (excluding sale and lease-back transactions permitted under Section 1.06(b)) measured, in each case, at the time any such Lien is incurred or any such sale and lease-back transaction is entered into, by the Company or any Restricted Subsidiary does not exceed 20% of the Company’s Consolidated Net Tangible Assets.

(d)    Purchase of Notes upon a Change of Control Triggering Event. (i) If a Change of Control Triggering Event occurs with respect to the Notes, unless the Company has exercised its option to redeem such Notes as described in Section 1.05 hereof, the Company will make an offer (a “Change of Control Offer”) to each Holder of such Notes to repurchase all or any part (equal to €100,000 or an integral multiple of €1,000 in excess thereof) of that Holder’s Notes at a repurchase price, payable in cash, equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, on the Notes repurchased to, but excluding, the date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at the Company’s option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice will be sent to Holders of the Notes, with a copy to the Trustee, describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase such Notes on the date specified in the notice, which date will be no earlier than 10 days and no later than 90 days from the date such notice is delivered (the “Change of Control Payment Date”). The notice will, if delivered prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date and shall state the following:

(A)    that the Change of Control Offer is being made pursuant to this Section 1.06(d) and that all Notes tendered will be accepted for payment;

(B)    the purchase price and the purchase date, which shall be no earlier than 10 days and no later than 90 days from the date such notice is mailed;

(C)    that any Note not tendered will continue to accrue interest;

(D)    that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

(E)    that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the paying agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(F)    that Holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and

(G)    that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to €100,000 in principal amount or an integral multiple of €1,000 in excess thereof.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 1.06(d), the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 1.06(d) by virtue of such compliance.

(ii)    On the Change of Control Payment Date, the Company will, to the extent lawful:

(A)    accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(B)    deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(C)    deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased.

The Paying Agent will promptly deliver (but in any case not later than five days after the Change of Control Payment Date) to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and deliver (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(iii)    Notwithstanding anything to the contrary in this Section 1.06(d), the Company will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if (a) a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 1.06(d) and the third party repurchases all Notes properly tendered and not withdrawn under its offer, or (b) notice of redemption has been given pursuant to Section 1.05 hereof, unless and until there is a default in payment of the applicable Redemption Price.

Section 1.07.    Defaults and Remedies. (a) Events of Default. This Section 1.07(a) shall replace Section 4.01 of the Base Indenture with respect to the Notes only.

Each of the following is an “Event of Default” with respect to the Notes:

(i)    default in the payment of interest on the Notes when due, and such default has continued for a period of 90 days or more and the time for such payment is due has not been extended or deferred;

(ii)    default in the payment (at maturity, upon redemption or otherwise) of the principal of the Notes when due;

(iii)    failure by the Company for 90 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then Outstanding to perform or observe any of the other covenants or agreements in this Indenture (other than defaults specified in clauses (i) or (ii) above);

(iv)    any of the Company’s Indebtedness in the aggregate outstanding principal amount of $250 million or more either:

(A)    becomes due and payable prior to the due date for payment of such Indebtedness by reason of acceleration of such Indebtedness following a default by the Company; or

(B)    is not repaid at, and remains unpaid after, maturity as extended by any applicable period of grace or any guarantee given by the Company in respect of Indebtedness of any other Person in the aggregate outstanding principal amount of $250 million or more is not honored when, and remains dishonored after, becoming due;

(v)    the Company pursuant to or within the meaning of any Bankruptcy Law (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a custodian of it or for all or substantially all of its property or (D) makes a general assignment for the benefit of its creditors; or

(vi)    a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company in an involuntary case, (B) appoints a custodian of the Company for all or substantially all of the Company’s properties, or (C) orders the liquidation of the Company, and, in any of the above cases, the order or decree remains unstayed and in effect for 90 days.

(b)    Acceleration of Maturity. In the case of an Event of Default specified in clause (v) or (vi) of Section 1.07(a), all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then Outstanding Notes may declare all the Notes to be due and payable immediately by notice in writing to the Company (and to the Trustee if written notice is given by such Holders). Upon any such declaration, the Notes shall become due and payable immediately.

The Holders of a majority in aggregate principal amount of the then Outstanding Notes by written notice to the Trustee may, on behalf of all of the Holders, rescind an acceleration and its consequences with respect to such Notes, if the rescission would not conflict with any judgment or decree and if all existing Events of Default with respect to such Notes (except nonpayment of principal, interest or premium that has become due solely because of the acceleration) have been cured or waived.

Section 1.08.    Book-Entry Provisions for Global Notes. (a) Each Global Note initially shall (i) be registered in the name of the Depositary for such Global Note or the nominee of such Depositary, in each case for credit to the account of an Agent Member, and (ii) be delivered to the Depositary. None of the Company, any agent of the Company or the Trustee shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Note, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

(b)    Members of, or participants and account holders in, Euroclear and Clearstream (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary, or its custodian, or under such Global Notes. The Depositary or its nominee, as the case may be, may be treated by the Company, any other obligor upon the Notes, the Trustee and any agent of any of them as the absolute owner of the Global Notes for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, any other obligor upon the Notes, the Trustee or any agent of any of them from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of a beneficial owner of any Note. The Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action that a Holder is entitled to take under this Indenture or the Notes.

(c)    Transfers of a Global Note shall be limited to transfers of such Global Note in whole, but, subject to the immediately succeeding sentence, not in part, to the Depositary, its successors or their respective nominees. Interests of beneficial owners in a Global Note may not be transferred or exchanged for physical Notes unless (i) the Company has consented thereto in writing, or such transfer or exchange is made pursuant to the next sentence, and (ii) such transfer or exchange is in accordance with the Applicable Procedures. Subject to the limitation on issuance of physical Notes, physical Notes shall be transferred to all beneficial owners in exchange for their beneficial interests in the relevant Global Note, if (i) the Depositary notifies the Company at any time that it is unwilling or unable to continue as Depositary for the Global Notes and a successor depositary is not appointed within 90 days; or (ii) the Company, at its option, notifies the Trustee that it elects to cause the issuance of physical Notes.

(d)    The transfer and exchange of a Global Note or beneficial interests therein shall be effected through the Depositary, in accordance with the Indenture (including applicable restrictions on transfer set forth in Section 1.09) and the Applicable Procedures therefor of the Depositary. Any beneficial interest in one of the Global Notes that is transferred to a Person who takes delivery in the form of an interest in a different Global Note will, upon transfer, cease to be an interest in such Global Note and become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest. A transferor of a beneficial interest in a Global Note shall deliver to the Registrar a written order given in accordance with the Depositary’s Applicable Procedures containing information regarding the participant account of the Depositary to be credited with a beneficial interest in the relevant Global Note. The Registrar shall, in accordance with such instructions, instruct the Depositary to credit to the account of the Person specified in such instructions a beneficial interest in such Global Note and to debit the account of the Person making the transfer the beneficial interest in the Global Note being transferred.

Section 1.09.    Satisfaction and Discharge of Indenture. This Section 1.09 shall replace Section 9.01(a) of the Base Indenture with respect to the Notes only.

(a)    either (i) all the Notes that have been authenticated and delivered have been cancelled or delivered to the Trustee for cancellation (other than any Notes which shall have been destroyed, lost or stolen and which shall have been replaced or paid as provided in Section 2.09 of the Base Indenture); or (ii) all the Notes issued that have not been cancelled or delivered to the Trustee for cancellation shall have become due and payable, or are by their terms to become due and payable at their final maturity within one year, or are to be called for redemption within one year, under irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the Company’s name, and at the Company’s expense and the Company shall have irrevocably deposited or caused to be deposited with the Trustee sufficient funds to pay and discharge the entire indebtedness on the Notes to pay principal, interest, if any, and any premium, which for purposes of this provision shall be calculated without applying any “present value discount” and using a Comparable Government Bond Rate of no less than zero.

Section 1.10.    Successors. Upon any consolidation or merger, or any sale, transfer, lease, conveyance or other disposition of the assets of the Company substantially as an entirety in a transaction that is subject to, and that complies with the provisions of, Article 8 of the Base Indenture, the successor Person formed by such consolidation or into or with which the Company is merged or to which such sale, lease, transfer, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, transfer, conveyance or other disposition, the provisions of this Indenture referring to the “Company” shall refer instead to the successor Person and not to the Company), and may exercise every right and power of the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein; provided, however, that the predecessor Company shall not be relieved from the obligation to pay the principal of and interest on the Notes except in the case of a sale of all of the Company’s assets in a transaction that is subject to, and that complies with the provisions of, this Section 1.10.

Section 1.11.    Payment of Additional Amounts. The Company will, subject to the exceptions and limitations set forth below, pay as additional interest on the Notes such additional amounts (“Additional Amounts”) as are necessary in order that the net payment by the Company or the Paying Agent of the principal of and interest on the Notes to a Holder who is not a United States person, after withholding or deduction for any present or future tax, assessment or other governmental charge (“Tax”) imposed by the United States or a taxing authority in the United States, will not be less than the amount provided in the Notes to be then due and payable; provided, however, that the foregoing obligation to pay Additional Amounts shall not apply:

(a)    to any Tax that is imposed by reason of the Holder (or the beneficial owner for whose benefit such Holder holds the Notes), or a fiduciary, settlor, beneficiary, member or shareholder of the Holder if the Holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

(i)    being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;

(ii)    having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the Notes, the receipt of any payment or the enforcement of any rights hereunder), including being or having been a citizen or resident of the United States;

(iii)    being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for U.S. federal income tax purposes or a corporation that has accumulated earnings to avoid U.S. federal income tax;

(iv)    being or having been a “10-percent shareholder” of us as defined in Section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”);

(v)    being a controlled foreign corporation that is related to the Company within the meaning of Section 864(d)(4) of the Code; or

(vi)    being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

(b)    to any Holder that is not the sole beneficial owner of the Notes, or a portion of the Notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficial owner with respect to the Holder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an Additional Amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(c)    to any Tax that would not have been imposed but for the failure of the Holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the Holder or beneficial owner of the Notes, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such Tax;

(d)    to any Tax that is imposed otherwise than by withholding by the Company or a paying agent from the payment;

(e)    to any Tax that would not have been imposed but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(f)    to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property or similar Tax;

(g)    to any Tax required to be withheld by any paying agent from any payment of principal of or interest on any Note, if such payment can be made without such withholding by at least one other paying agent;

(h)    to any Tax that would not have been imposed but for the presentation by the Holder of any Note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(i)    to any Tax imposed under Sections 1471 through 1474 of the Code (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code; or

(j)    in the case of any combination of clauses (a) through (i) above.

“United States person” as used in this Section means any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), or any estate or trust the income of which is subject to U.S. federal income taxation regardless of its source. The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the Notes. Except as specifically provided under this Section 1.11, the Company will not be required to make any payment for any Tax imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

If the Company is required to pay Additional Amounts with respect to the Notes, the Company will notify the Trustee and Paying Agent pursuant to an Officers’ Certificate that specifies the Additional Amounts payable and when the Additional Amounts are payable. If the Trustee and the Paying Agent do not receive such an Officers’ Certificate from the Company, the Trustee and Paying Agent may rely on the absence of such an Officers’ Certificate in assuming that no such Additional Amounts are payable.

ARTICLE 2

MISCELLANEOUS

Section 2.01.    Definitions. Capitalized terms used but not defined in this Seventh Supplemental Indenture shall have the meanings ascribed thereto in the Base Indenture.

Section 2.02.    Confirmation of Indenture. The Base Indenture, as supplemented and amended by this Seventh Supplemental Indenture, is in all respects ratified and confirmed, and the Base Indenture, this Seventh Supplemental Indenture and all indentures supplemental thereto shall be read, taken and construed as one and the same instrument.

Section 2.03.    Governing Law. THIS INDENTURE AND THE NOTES, INCLUDING ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THE INDENTURE OR THE NOTES, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

Section 2.04.    Severability. In case any provision in this Seventh Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.05.    Counterparts. This Seventh Supplemental Indenture may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 2.06.    No Benefit. Nothing in this Seventh Supplemental Indenture, express or implied, shall give to any person other than the parties hereto and their successors or assigns, and the Holders of the Notes, any benefit or legal or equitable rights, remedy or claim under this Seventh Supplemental Indenture or the Base Indenture.

Section 2.07.    Trustee. The Trustee makes no representations or warranties as to the validity or sufficiency of this Seventh Supplemental Indenture.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused the Indenture to be duly executed as of the date set forth above.

DXC TECHNOLOGY COMPANY

By:	/s/ Paul Saleh
	Name:	Paul Saleh
	Title:	Executive Vice President,
Chief Financial Officer

By:	/s/ Neil A. Manna
	Name:	Neil A. Manna
	Title:	Principal Accounting Officer,
Senior Vice President and Controller

[Signature Page to Seventh Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Elizabeth A. Boyd
	Name:	Elizabeth A. Boyd
	Title:	Authorized Signatory

[Signature Page to Seventh Supplemental Indenture]

ELAVON FINANCIAL SERVICES DAC, UK BRANCH, as Paying Agent

By:	/s/ Michael Leong
	Name:	Michael Leong
	Title:	Authorized Signatory

By:	/s/ Chris Hobbs
	Name:	Chris Hobbs
	Title:	Authorized Signatory

[Signature Page to Seventh Supplemental Indenture]

EXHIBIT A

FORM OF GLOBAL NOTE

[Global Notes Legend]

THIS SECURITY IS A REGISTERED GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE OF A DEPOSITARY. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH A SUCCESSOR DEPOSITARY.

UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR BANK, SA/NV, AS OPERATOR OF THE EUROCLEAR SYSTEM (“EUROCLEAR”) AND CLEARSTREAM BANKING, SOCIÉTÉ ANONYME, LUXEMBOURG (“CLEARSTREAM, LUXEMBOURG” AND, TOGETHER WITH EUROCLEAR, “EUROCLEAR/CLEARSTREAM”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF USB NOMINEES (UK) LIMITED OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR/CLEARSTREAM (AND ANY PAYMENT IS MADE TO USB NOMINEES (UK) LIMITED OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR/CLEARSTREAM), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, USB NOMINEES (UK) LIMITED, HAS AN INTEREST HEREIN.

FORM OF 1.750% SENIOR NOTES DUE 2026

No. [ ]	€[ ]
ISIN No.: XS1883245331
Common Code: 188324533
CUSIP No. 23355LAH9

DXC TECHNOLOGY COMPANY

DXC TECHNOLOGY COMPANY (F.K.A. EVERETT SPINCO, INC.), a Nevada corporation (the “Company”), promises to pay to USB Nominees (UK) Limited, or registered assigns, the principal sum of [                        ] Euros (€[    ]) on January 15, 2026.

Interest Payment Dates: January 15 (the “Interest Payment Dates”), commencing January 15, 2019

Record Dates: January 1 (the “Record Dates”)

Each holder of this Note (as defined below), by accepting the same, agrees to and shall be bound by the provisions hereof and of the Indenture described herein, and authorizes and directs the Trustee described herein on such holder’s behalf to be bound by such provisions. Each holder of this Note hereby waives all notice of the acceptance of the provisions contained herein and in the Indenture and waives reliance by such holder upon said provisions.

This Note shall not be entitled to any benefit under the Indenture, or be valid or become obligatory for any purpose, until the Certificate of Authentication hereon shall have been manually signed by or on behalf of the Trustee. The provisions of this Note are continued on the reverse side hereof, and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.

IN WITNESS WHEREOF, the Company has caused this Note to be signed in accordance with the Indenture.

Date: [                ], [                ]

DXC TECHNOLOGY COMPANY

By:
	Name:	Paul Saleh
	Title:	Executive Vice President,
Chief Financial Officer

By:
	Name:	Neil A. Manna
	Title:	Principal Accounting Officer,
Senior Vice President and Controller

CERTIFICATE OF AUTHENTICATION

This is one of the 1.750% Senior Notes due 2026 issued by DXC Technology Company of the series designated therein referred to in the within-mentioned Indenture.

Date: [                 ], [                ]

U.S. BANK NATIONAL ASSOCIATION as Trustee

By:
	Name:	Elizabeth A. Boyd
	Title:	Authorized Signatory

DXC Technology Company

1.750% Senior Notes due 2026

This note is one of a duly authorized series of debt securities of DXC Technology Company (f.k.a. Everett SpinCo, Inc.), a Nevada corporation (the “Company”), issued or to be issued in one or more series under and pursuant to an Indenture for the Company’s debentures, notes or other debt instruments evidencing its Indebtedness, dated as of March 27, 2017 (the “Base Indenture”), duly executed and delivered by and between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the Seventh Supplemental Indenture, dated as of September 26, 2018 (the “Seventh Supplemental Indenture”), by and among the Company, the Trustee and Elavon Financial Services DAC, UK Branch, as paying agent (the “Paying Agent”). The Base Indenture as supplemented and amended by the Seventh Supplemental Indenture is referred to herein as the “Indenture.” By the terms of the Base Indenture, the debt securities issuable thereunder are issuable in series that may vary as to amount, date of maturity, rate of interest and in other respects as provided in the Base Indenture. This note is one of the series designated on the face hereof (individually, a “Note,” and collectively, the “Notes”), and reference is hereby made to the Indenture for a description of the rights, limitations of rights, obligations, duties and immunities of the Trustee, the Company and the Holders of the Notes (the “Holders”). Capitalized terms used herein and not otherwise defined shall have the meanings given them in the Base Indenture or the Seventh Supplemental Indenture, as applicable.

1.    Interest. The rate at which the Notes shall bear interest shall be 1.750% per year. [The date from which interest shall accrue on the Notes shall be September 26, 2018 or the most recent Interest Payment Date to which interest has been paid or provided for.]1 [Interest on this Note will accrue (or will be deemed to have accrued) from the most recent date to which interest on this Note or any of its predecessor Notes has been paid or duly provided for or, if no such interest has been paid, from , .]2 The Interest Payment Dates for the Notes shall be January 15 of each year, beginning January 15, 2019. Interest shall be payable on each Interest Payment Date to the Holders of record at the close of business on the January 1 prior to each Interest Payment Date. The basis upon which interest shall be calculated shall be that of ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Markets Association.

2.    Method of Payment. The Company will pay interest on the Notes (except defaulted interest), if any, to the persons in whose name such Notes are registered at the close of business on the regular record date referred to on the facing page of this Note for such interest installment. In the event that the Notes or a portion thereof are called for redemption and the Redemption Date is subsequent to a regular record date with respect to any Interest Payment Date and prior to such Interest Payment Date, interest on such

[1]	Include for Initial Notes only.
[2]	Include for Additional Notes only.

Notes will be paid upon presentation and surrender of such Notes as provided in the Indenture. The principal of and the interest on, and any Additional Amounts due on, the Notes shall be payable in Euro, at the office or agency of the Paying Agent maintained for that purpose at 125 Old Broad Street, Fifth Floor, London, EC2N 1AR, United Kingdom. If Euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond its control or the Euro is no longer used by the then member states of the European Monetary Union that have adopted the Euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes will be made in Dollars until Euro is again available to the Company or so used. In such circumstances, the amount payable on any date in Euro will be converted into Dollars at the rate mandated by the Board of Governors of the Federal Reserve System as of the close of business on the second Business Day prior to the relevant payment date or, if the Board of Governors of the Federal Reserve System has not announced a rate of conversion, on the basis of the most recent Dollar/Euro exchange rate published in The Wall Street Journal on or prior to the second Business Day prior to the relevant payment date or, in the event The Wall Street Journal has not published such exchange rate, the rate will be determined in the Company’s sole discretion on the basis of the most recently available market exchange rate for the Euro. For the avoidance of doubt, any such payment in respect of the Notes so made in Dollars will not constitute an Event of Default. Neither the Trustee nor the Paying Agent shall have any responsibility for any calculation or conversion in connection with the foregoing.

3.    Paying Agent and Registrar. Initially, the Paying Agent will act as paying agent and the Trustee will act as transfer agent and Registrar. The Company may change or appoint any paying agent, transfer agent or Registrar without notice to any Holder.

4.    Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (“Trust Indenture Act”) as in effect on the date the Indenture is qualified. The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of such terms. The Notes are senior unsecured obligations of the Company and constitute the series designated on the face hereof as the “1.750% Senior Notes due 2026”, initially limited to €650,000,000 in aggregate principal amount. The Company will furnish to any Holders upon written request and without charge a copy of the Base Indenture and the Seventh Supplemental Indenture. Requests may be made to: DXC Technology Company, 1775 Tysons Boulevard, Tysons, Virginia 22102, Attention: General Counsel.

5.    Redemption. The Notes shall be redeemable as a whole or in part, at the Company’s option, at any time or from time to time, as provided in Section 1.05 of the Seventh Supplemental Indenture. Unless the Company defaults in payment of the Redemption Price, on and after any Redemption Date for the Notes, interest shall cease to accrue on the Notes or portions thereof called for redemption.

The Notes shall be redeemable in whole but not in part, at the Company’s option, at any time if certain events occur involving U.S. taxation, as provided in Section 1.05 of the Seventh Supplemental Indenture.

6.    Additional Amounts. The Company will pay Additional Amounts on the Notes under certain circumstances as provided in Section 1.11 of the Seventh Supplemental Indenture.

7.    Mandatory Redemption or Sinking Fund. The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

8.    Change of Control Triggering Event. If a Change of Control Triggering Event occurs with respect to the Notes, unless the Company has redeemed such Notes as described in Section 1.05 of the Seventh Supplemental Indenture, the Company will make an offer to each Holder of such Notes to repurchase all or any part (equal to €100,000 or an integral multiple of €1,000 in excess thereof) of that Holder’s Notes at a repurchase price, payable in cash, equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, on the Notes repurchased to the date of repurchase. Within 30 days following any Change of Control Triggering Event or, at the Company’s option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice will be sent to Holders of the Notes, with a copy to the Trustee, describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase such Notes on the date specified in the notice, which date will be no earlier than 10 days and no later than 90 days from the date such notice is mailed, in accordance with Section 1.06(d) of the Seventh Supplemental Indenture.

9.    Denominations, Transfer, Exchange. The Notes are in registered form without coupons in minimum denominations of €100,000 or an integral multiple of €1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in Section 1.04 and Section 1.08 of the Seventh Supplemental Indenture and Section 2.08 and Section 2.09 of the Base Indenture. The Notes may be presented for exchange or for registration of transfer at the office of the Company or its agency designated by the Company for such purpose.

10.    Persons Deemed Owners. The person in whose name this Note is registered may be treated as its owner for all purposes.

11.    Repayment to the Company. The Trustee and the Paying Agent shall pay to the Company upon request any money held by them for the payment of principal and interest that remains unclaimed for two years. After that, Holders entitled to the money must look to the Company for payment as general creditors unless an applicable abandoned property law designates another person.

12.    Amendments, Supplements and Waivers. Subject to certain exceptions, the Company and the Trustee may amend or supplement the Indenture and the Notes with the written consent (including consents obtained in connection with a tender offer or exchange offer for Notes) of the Holders of a majority in principal amount of the then outstanding Notes, and compliance with any provision of the Indenture and the Notes may be waived with the written consent (including consents obtained in connection with a tender offer or exchange offer for Notes) of the Holders of a majority in principal amount of the then outstanding Notes. The Company and the Trustee may amend or supplement the Indenture and the Notes without notice to or consent of any Holder as provided in the Indenture, including, without limitation, to maintain the qualification of the Indenture under the Trust Indenture Act or to cure any ambiguity, defect or inconsistency or make any change that would not adversely affect the legal rights under the Indenture of any Holder in any material respect.

13.    Defaults and Remedies. If an Event of Default with respect to the Notes occurs and is continuing (other than an Event of Default in Section 1.07(a)(v) or 1.07(a)(vi) of the Seventh Supplemental Indenture), then in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Notes may declare the principal amount of and accrued and unpaid interest, if any, on all the Notes to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by the Holders), and upon such declaration such principal amount and accrued and unpaid interest, if any, shall become immediately due and payable. If an Event of Default specified in Sections 1.07(a)(v) or 1.07(a)(vi) of the Seventh Supplemental Indenture shall occur, the principal of and accrued and unpaid interest, if any, on all Outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of Outstanding Notes. Subject to the terms of the Indenture, if an Event of Default under the Indenture shall occur and be continuing, the Trustee will be under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the Holders unless such Holders shall have offered the Trustee security or indemnity satisfactory to it. Upon satisfaction of certain conditions set forth in the Indenture, the Holders of a majority in principal amount of the Outstanding Notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Notes.

14.    Trustee May Hold Securities. The Trustee, subject to certain limitations imposed by the Trust Indenture Act, in its individual or any other capacity, may become the owner or pledgee of Notes with the same rights it would have if it were not Trustee, paying agent or Registrar.

15.    No Recourse Against Others. A director, officer, employee or stockholder (past or present), as such, of the Company shall not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

16.    Discharge of Indenture. The Indenture contains certain provisions pertaining to discharge and defeasance, which provisions shall for all purposes have the same effect as if set forth herein.

17.    Authentication. This Note shall not be valid until the Trustee manually signs the certificate of authentication attached to the other side of this Note.

18.    Trust Indenture Act Controls. This Indenture incorporates and is governed by the provisions of the Trust Indenture Act that are required to be part of and to govern indentures qualified under the Trust Indenture Act. If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by the Trust Indenture Act, the imposed duties shall control.

19.    Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

20.    Governing Law. THE INDENTURE AND THIS NOTE, INCLUDING ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THE INDENTURE OR THIS NOTE, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

ASSIGNMENT FORM

To assign this Note, fill in the form below: (I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name

(Insert assignee’s soc. Sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint ____________________________________________________________agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee:
(Signature must be guaranteed by a participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee))

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 1.06(d) of the Seventh Supplemental Indenture, check the box:

☐	1.06(d) Change of Control Triggering Event

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 1.06(d) of the Seventh Supplemental Indenture, state the amount: €[                ].

Date:

Your Signature:
(Sign exactly as your name appears on the other side of this Note)

Tax I.D. Number

Signature Guarantee:
(Signature must be guaranteed by a participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee))

SCHEDULE OF EXCHANGES OF INTEREST IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Security, or exchanges of a part of another Global Note or Definitive Security for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or custodian